Exhibit 10.4

*** Text Omitted and Filed Separately

Pursuant to a Confidential Treatment Request

under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

EXCLUSIVE LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made by and between City of Hope, a California nonprofit public benefit corporation located at 1500 East Duarte Road, Duarte, California 91010 (“COH”) and Vical Incorporated, a Delaware corporation, located at 9373 Towne Centre Drive, Suite 100, San Diego, California 92121-3088 (“VICAL”).

A. COH operates an academic research and medical center that encourages the use of its inventions, discoveries and intellectual property for the best interests of the public. COH has developed, and subject to the rights reserved by the United States Government, owns right, title, and interest in United States Patents No. 6,242,567 entitled “Method for detection and prevention of human cytomegalovirus infection,” and 6,133,433 entitled “Method for detection and prevention of human cytomegalovirus infection,” and certain other “Patent Rights” defined below. COH desires to have VICAL develop, market and exploit the Patent Rights into commercial products for the benefit of the public.

B. VICAL desires to acquire from COH certain licenses under the Patent Rights subject to the terms and conditions set forth below.

THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS

1.1	Affiliated Companies. “Affiliated Companies” or “Affiliates” means each and any subsidiary, parent, closely-held or other corporation, partnership, limited liability company, or other legal entity in which a Patty owns or controls fifty percent (50%) or more of any such entity’s stock, voting securities or other right to elect or control management, or where any such entity owns or controls, fifty percent (50%) or more of a Party’s stock, voting securities or other right to elect or control management.

1.2	Confidential Information. “Confidential Information” means all terms in this Agreement, including royalty and other payments, sales information, annual reports provided under this Agreement,

materials relating to pending patent applications, and any business or technical information disclosed by one of the Parties to the other Party in writing and marked “confidential,” whether or not patentable, copyrightable, or otherwise protected by law. Notwithstanding the foregoing, Confidential Information will not include, and nothing in Section 17 will in any way restrict the rights of either COH or VICAL to use, disclose, or otherwise deal with any information that: (i) was in the public domain as of the Effective Date or comes into the public domain during the term of this Agreement through no act of the receiving Party; (ii) was independently known to the receiving Party prior to receipt from the disclosing Party, or made available to the receiving Party as a matter of lawful right by a third party; (iii) is independently conceived, invented, or acquired by the receiving Party by persons who were not exposed to the information; or (iv) information that is required to be disclosed by law, court order, or other legal process.

1.3	Designee. “Designee” means any corporation or other entity that is employed by VICAL or otherwise under contract with VICAL to make, use, sell, promote, distribute, market, import, or export Licensed Products on behalf of or in partnership or other association with VICAL.

1.4	Effective Date. “Effective Date” means February 3, 2003.

1.5	Field. “Field” means all recombinant CMV vaccines containing or encoding molecules larger than fifty (50) amino acids, including DNA-based, viral-based and recombinant protein-based vaccines, and excludes diagnostics.

1.6	Improvement. “Improvement” means an improvement to an invention claimed in the Patent Rights that, absent a license, cannot be practiced without infringing a Valid Claim. For avoidance of doubt, Improvement does not mean or include developments that are useful in practicing the Patent Rights, but which may be practiced, absent a license, without infringing a Valid Claim.

1.7

License Year. “License Year” means the period from the Effective Date through December 31, 2003 (the “First License Year”) and each twelve-month period thereafter from January 1st through December 31st.

1.8	Licensed Products. “Licensed Products” means vaccines, the manufacture, development, use,

offering to sell, sale, or import of which, but for the license granted herein, would infringe a Valid Claim. Licensed Products do not include diagnostics.

1.9	Net Invoice Price. “Net Invoice Price” means the amount invoiced, billed, or received by or on behalf of VICAL, its Affiliated Companies, or their Designees on account of the sale, transfer or other disposition of Licensed Products to Third Parties in any arms-length transaction, less reasonable, customary and documented deductions applicable to the Licensed Products for any of the following:

(a)	trade, quantity and cash discounts actually granted to customers, not in excess of the selling price of the Licensed Product;

(b)	discounts, refunds, rebates, charge backs, and retroactive price adjustments;

(c)	actual product returns and allowances; and

(d)	any tax imposed on the production, sale, delivery or use of the product actually paid.

If VICAL combines with a Licensed Product one or more vaccines (a “Combination Product”) and these vaccines, if sold separately, would not be a Licensed Product, the Net Invoice Price of the Licensed Product shall be calculated on a country-by-country basis using the following formula: the Net Invoice Price of the Combination Product shall be multiplied by the fraction A/(A+B) where A is the average sales price of the Licensed Product charged in the country of the sale during the preceding three-months when sold separately and B is the average sales price charged for all other vaccines included in the Combination Product for which the Combination Product is marketed and sold in that same country during the same period when sold separately. In the event that the Licensed Product or other vaccines are not sold separately, Net Invoice Price of the Licensed Product shall be calculated by multiplying the Net Invoice Price of the Combination Product by the fraction C/(C+D) where C is the average cost of the Licensed Product to the selling party during the quarter of sale and D is the average cost of the other vaccines to the selling party during the same quarter. For purposes of this calculation, “cost” shall mean the cost of acquisition, if purchased, or the cost of manufacture, the latter being the sum of direct manufacturing costs determined in accordance with generally accepted accounting principles. If this latter formula (C/C+D) is used to calculate Net Invoice Price, the Net Invoice Price of the Licensed Product shall be no less than the Net Invoice Price of the Combination product multiplied by the fraction having a numerator of 1 and a denominator equal to the total number of vaccines for which the Combination Product is marketed and sold. For example, if the Combination Product contains three such vaccines, the Net Invoice Price of the Licensed Product shall be no less than 1/3 of the Net Invoice Price of the Combination Product.

1.10	Party. “Party” means COH or VICAL.

1.11	Patent Rights. “Patent Rights” means, collectively, all right, title and interest of COH in, to and under (i) United States Patents Nos. 6,242,567, entitled “Method for detection and prevention of human cytomegalovirus infection” and 6,133,433, entitled “Method for detection and prevention of human cytomegalovirus infection,” (ii) all foreign counterparts of United States Patents Nos. 6,242,567 and 6,133,433; and (iii) any continuations-in-part, continuations, continued prosecution applications, divisionals, reexaminations reissues, or patent term extension patents claiming substantially the same technology as United States Patents Nos. 6,242,567 and 6,133,433.

1.12	Quarter. “Quarter” means each calendar quarter (i.e., ending March 31, June 30, September 30, and December 31), or portion thereof, during the term of this Agreement.

1.13	Territory. “Territory” means the entire world.

1.14	Third Parties. “Third Parties” means a third party that is not COH, VICAL, any of their Affiliated Companies, or Designees.

1.15	Valid Claim. “Valid Claim” means an unexpired claim of an issued patent of the Patent Rights which has not been held unenforceable, unpatentable, or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealed within the time allowed for appeal or unappealable.

2.	LICENSE OF PATENT RIGHTS

2.1	License Grant. Subject to the rights retained by COH in Sections 2.2 and 2.3, below, COH hereby grants to VICAL and VICAL hereby accepts from COH, to the extent that each lawfully may do so, an exclusive, royalty-bearing right and license under the Patent Rights to make, have made, offer to sell, sell, use and import Licensed Products in the Field. No other license or rights under the Patent Rights or any other intellectual property of COH is granted or intended to be granted under this Agreement, either expressly, by implication, estoppel, or otherwise.

2.2	Ownership of Intellectual Property; Rights Retained by COH

(a)	COH shall retain all right, title, and interest in, to and under the Patent Rights except for the rights explicitly granted to VICAL in accordance with this Agreement.

(b)	Except for the rights explicitly granted to COH in accordance with this Agreement, including Section 2.2 (c) and (e), and 2.3 below, COH shall have no right (i) to make, have made, use, sell, offer for sale, or import Licensed Products or (ii) to grant others any right or license to do the same; provided, however, that nothing in this Agreement shall prohibit COH from making, having made, or using Licensed Products, in connection with its internal, non-commercial research, clinical, and teaching programs. Nothing in this Section 2.2(b) is intended to grant to COH any right to vaccines manufactured by or on behalf of Vical.

(c)	COH shall retain the exclusive right during the term of this Agreement (i) to make, have made, use, sell, offer for sale, import and otherwise exploit any products or methods covered by the Patent Rights (including but not limited to products identical to Licensed Products) outside the Field; and (ii) to license or otherwise exploit any and/or all of those retained Patent Rights.

(d)	Upon termination of this Agreement, all rights granted under this Agreement shall revert to COH.

(e)	The rights granted by COH to VICAL under Section 2.1 shall become non-exclusive, at the option of COH, if: (i) VICAL fails to perform in any material respect a material term,

condition or obligation required under this Agreement, and VICAL does not cure that failure to perform within thirty (30) days after written notice by COH to VICAL; or (ii) VICAL makes any material misrepresentation during the negotiations of this agreement or in any document or other disclosure or representation required under the Agreement. Each and every Section of this Agreement shall be considered a material provision unless the Parties agree otherwise in writing signed by authorized representatives of both Parties. COH’s rights under this Section 2.2(e) shall be in addition to any other rights and remedies it may have under this Agreement or at law or equity.

2.3	Sublicenses

(a)	VICAL shall have the right to sublicense non-exclusively the rights and/or licenses granted by COH to VICAL under Section 2.1; provided, however, that: (i) the sublicensee shall have no further right to grant sublicenses; (ii) the terms of any sublicense shall not be inconsistent with the terms of this Agreement; and (iii) VICAL promptly shall provide COH with a copy of each final sublicense agreement within ten (10) days after execution. VICAL shall remain liable to COH for all obligations under this Agreement, including, without limitation, payment to COH of any amounts due on account of sales, transfers or other dispositions of Licensed Products by sublicensees. In addition, COH shall be deemed a third-party beneficiary of any sublicense agreement with the right to enforce the same. VICAL shall have the right to sublicense only while it is the exclusive licensee of the Patent Rights, and any sublicense shall be subject to the termination and assignment rights of COH under Section 2.3(b) below.

(b)

VICAL shall have the right to enter into an exclusive agreement with a Third Party with which VICAL collaborates in the normal course of business for the manufacture, marketing, and sale of Licensed Products in the Field (a “Collaboration Agreement”); provided, however, that: (i) the Third Party shall have no right to grant licenses; (ii) the terms of any Collaboration Agreement shall not be inconsistent with the terms of this Agreement; (iii) VICAL shall provide COH with a copy of each final Collaboration Agreement within ten (10) days following execution; and (iv) the Third Party shall not be authorized to manufacture, market, or sell Licensed Products or practice any of the Patent

Rights independent of the Collaboration Agreement.

(c)	If COH exercises its rights under Sections 2.2(e) or 4.2, all rights of VI CAL under this Section 2.3 shall terminate. Any sublicense shall, at COH’s option, terminate or shall be assigned to COH; provided, however, that COH shall not assume any obligations or liabilities owed by VICAL prior to any such assignment.

2.4	Commercial Efforts

(a)	VICAL shall use diligent efforts to effect introduction of Licensed Products into the commercial market as soon as practicable, consistent with sound and reasonable business practice and judgment; thereafter, until the expiration of this Agreement, VICAL, consistent with sound and reasonable business practice and judgment, shall use diligent efforts to keep Licensed Products reasonably available to the public.

(b)	COH may terminate or render this license non-exclusive if VICAL fails materially to meet its obligations under Section 2.4(a), above.

2.5	Progress Reports. Commencing with the end of the First License Year, and at the end of each License Year thereafter, VICAL shall deliver to COH within fifteen (15) days of the end of the License Year, a written report setting forth a summary of the activities undertaken by VICAL in connection with the research, development, regulatory approval, manufacturing, testing, promotion, sale, and distribution of the Licensed Products during the preceding License Year and activities which VICAL proposes to undertake during the subsequent License Year. The report will include the date of first sale of each Licensed Product.

2.6

Rights of the United States Government. VICAL hereby acknowledges that the research which resulted in the Patent Rights was funded in part by the government of the United States of America, and accordingly, the rights and license granted by COH to VICAL are subject to certain statutes and the rights, claims, and limitations granted to the government of the United States of America as set forth at 35 U.S.C. § 200 et seq., and 37 C.F.R. Section 401 et seq., or similar regulations of any competent governmental authority. This Agreement shall be subject to modifications to conform to the requirements of those statutes and regulations.

3.	COMPENSATION

3.1	Amount

(a)	VICAL shall pay to COH within five (5) business days of the Effective Date a one-time up front license fee in the amount of […***…]. This payment is nonrefundable and separate from and not an advance or credit against any other amount payable by VICAL to COH under this Agreement.

(b)	VICAL shall pay to COH […***…] of the Net Invoice Price of all Licensed Products sold, transferred or otherwise disposed of by or on behalf of VICAL, Affiliated Companies, or their Designees.

(c)	In the event that VICAL grants a sublicense that includes rights under any of the Patent Rights or enters into a Collaboration Agreement, in addition to any royalties or other amounts payable to COH pursuant to (b) above, COH shall be entitled to […***…] of any royalties, fees, milestone payments, or other consideration (including non-cash consideration) VICAL receives under the sublicense or Collaboration Agreement. Provided, however, in no event shall COH receive less than the amount that would be due COH under Section 3.1 (b) had the sale of products by the sublicensee under the sublicense, or by a Third Party under the Collaboration Agreement, been a sale by VICAL of a Licensed Product (i.e., […***…]). The obligations in this section apply regardless of whether a sublicense or Collaboration Agreement includes a license to rights in addition to the Patent Rights.

(d)	No royalty shall be paid on sales or other transfers of Licensed Products to or between VICAL, Affiliated Companies, and Designees intended for further sale or transfer. Royalties on these sales or transfers shall become due upon the further sale or transfer to Third Parties.

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(e)	Amounts due COH under Sections 3. 1 (b)-(d) accrue as follows: for sale, transfer or other disposition of Licensed Products under Section 3 .1 (b), upon the date of invoice or other transfer; for all other amounts due COH, sixty (60) days after the fee, royalty, or other consideration described above is due and payable to VICAL or its Affiliates. For each unit of Licensed Product, the royalty shall be payable only once regardless of the number of claims contained in the Patent Rights which apply to that Licensed Product.

(f)	License maintenance fees in the amounts set forth below will be due under this Section 3.1(f) within thirty (30) days of the end of the relevant License Year, as follows:

For the License Years prior to VICAL’s first commercial sale of a licensed product in which VICAL is actively conducting a clinical trial, License maintenance fees shall be:

First License Year	$	[…***…]

Year 1	$	[…***…]

Year 2	$	[…***…]

Year 3	$	[…***…]

Year 5 and thereafter	$	[…***…]

The following additional fees shall be added to the amounts set forth above for the License Years prior to VICAL’s first commercial sale of a Licensed Product in which VICAL is not actively conducting a clinical trial:

First License Year	$	[…***…]

Year 1	$	[…***…]

Year 2	$	[…***…]

Year 3	$	[…***…]

***Confidential Treatment Requested

For the License Year in which the first commercial sale occurs and the License Years thereafter, License maintenance fees shall be:

Year of first commercial sale		[…***…]

License Years following License

Year of first commercial sale	$	[…***…]

The License maintenance fees set forth in this Section 3 .1 (e) may be credited against the royalties described under Section 3.1(b), above. For each License Year, the License maintenance fee due for that License Year shall be credited only against royalties earned and payable during the immediately following License Year. No payment shall be carried forward or credited against royalties earned or payable in any other period or credited against any other amounts due.

3.2	Adjustment to Royalties

In the event that VICAL is required to pay royalties in order to obtain licenses to patents other than the Patent Rights without which VICAL could not lawfully make, use, sell, offer to sell or import Licensed Products as contemplated in this Agreement (“Required Other Royalties”), then the following provisions shall apply:

(a)	Subject to the requirements of (c)-(e) below, COH, on request by VICAL will reduce the royalty rate under Sections 3.1(b) by a maximum reduction […***…] (i.e., to a rate not lower than […***…]);

(b)	The reduction authorized by (a), above, shall apply only to the extent that the royalties payable to COH under Section 3 .1 (b), combined with all Required Other Royalties in the aggregate, both before and after the application of (a), exceed […***…] of the average Net Invoice Price of Licensed Product;

***Confidential Treatment Requested

(c)	The reductions authorized by (a), above, shall apply only if all other parties to which VICAL pays Required Other Royalties have agreed to reduce their royalty payments from VICAL by a percentage amount that is equal to or greater than the reduction COH makes to its royalty payment under (a), above. By way of example, if COH’s royalty rate is reduced by […***…], the royalty VICAL pays COH will be reduced by […***…]. Before a […***…] reduction in the royalty rate can be applied to COH, all other parties first must agree to reduce the royalty they are to be paid by at least the same […***…]. This subsection (c) shall exclude Vical’s existing license with the Wisconsin Alumni Research Foundation for United States patent application serial nos. 07/467,881, 07/326,305 and 07/496,991, and any reexaminations, reissues, and extensions thereof, and any equivalents thereto (including foreign equivalents), and any United States or foreign patents which may issue from such patent applications and continuations, CIP applications or divisionals thereof, and any reexaminations, reissues, and extensions thereof including any foreign equivalents thereto.

(d)	In no case shall the operative royalty rate payable to COH under Section 3.1(b), after all reductions permitted by (a), above, be less than the largest percentage royalty paid by VICAL to any Third Party on account of sale, transfer or other disposition of Licensed Products; and

(e)	If VICAL wishes to exercise its right to reduce royalty rates under this Section 3.2, it must provide COH with advance written notice and provide COH, along with each Quarterly statement required under Section 3.3(a), a written certification of the amount of royalties actually paid to Third Parties in that Quarter, the amount of any reduction in royalty rates claimed by VICAL for that Quarter, and the basis for VICAL’s calculation thereof.

3.3	Payment

(a)

Within thirty (30) days of the end of each License Year until the total, cumulative Net Invoice Price exceeds $[…***…], VICAL shall deliver to COH payment of all royalties, fees or other amounts due COH that accrued during that License Year, together with a written statement setting forth the following information: (i) the number and price of

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Licensed Products sold, transferred or otherwise disposed of by or on behalf of VICAL by product and country of sale, specifically identifying any sales to Affiliates; (ii) the applicable Net Invoice Price(s); (iii) all amounts received from sublicensees, including those which would give rise to royalties under 3.1 (c) above; (iv) an itemization and calculation of the amount of royalties and other fees and consideration due COH, including any deductions from gross sales or other adjustments; (v) the application of any credit for License maintenance fees paid pursuant to Section 3 .1 (e); and (vi) any additional information reasonably necessary to enable COH to understand the basis of and confirm these calculations, including without limitation, the status of any clinical trial including Licensed Product. Once the total, cumulative Net Invoice Price exceeds $[…***…], VICAL’s obligations under this Section 3.3 shall be performed within thirty (30) days of the end of each Quarter for the duration of this Agreement.

(b)	All royalties, fees or other payments due COH under Section 3.1 shall be paid in United States dollars. If the amount of any royalty, fee or payment is calculated, in whole or in part, based on amounts stated in a currency other than United States dollars, prior to making the royalty calculation the foreign currency shall be converted into United States dollars using the foreign exchange rate published by The Wall Street Journal on the last business day of the Quarter during which the royalty, fee or other payment accrued.

(c)	Unless otherwise specified, all payments due under this Agreement will be due thirty (30) days following the end of the relevant License Year or Quarter, as provided in 3.3.(a), above. If any payment required under this Agreement is not paid when due, it shall bear interest from the due date until paid at the lesser of twelve percent (12%) per annum or the maximum rate allowable by law.

3.4

Books and Records. VICAL shall make available at its principal place of business in California or another mutually agreeable location in California true and complete books of account, records, royalty statements, invoices, and other data containing all particulars reasonably necessary for an independent determination of the royalties, fees and other amounts payable by VICAL to COH under this Agreement (“Records”). The Records for each License Year shall be maintained for a period of five (5) years after the end of that License Year or five (5) years after the information

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contained in those Records first was provided to COH, whichever is later. COH’s accountants, financial officers, technology development and transfer officers, attorneys, and outside Certified Public Accountants as chosen by COH, shall have the right to audit, inspect, copy, and make extracts from all Records to the extent necessary to verify the accuracy of any payments made and statements furnished to COH. COH may exercise this right during normal business hours on three (3) business days prior written notice once per License Year. If any Records requested by COH are not immediately available, VICAL shall make them available within five (5) business days of the request. In the event any examination by COH discloses an underpayment to COH, VICAL shall pay to COH the amount of any underpayment together with interest as set forth at Section 3.3( c) within ten (10) days of VICAL’ s receipt of a written notice describing the findings. In the event the examination reveals that the amount of any underpayment for any Quarter exceeds five percent (5%) of the royalties and fees actually paid by VICAL to COH, VICAL shall also reimburse COH, in addition to the royalties, fees and applicable interest, all of COH’s reasonable and documented costs and expenses, including, but not limited to, all professional fees directly related to any such examination or subsequent resolution. All information obtained by COH as a result of auditing activities performed under this Section 3.3 will be considered VICAL’s Confidential Information.

4.	TERM AND TERMINATION

4.1	Term. The term of this Agreement shall commence on the Effective Date and expire upon the expiration date of the last to expire of the Patent Rights, unless otherwise terminated pursuant to Section 4.2.

4.2	Termination. This Agreement may be terminated prior to its expiration in accordance with Section 4.1 upon the happening of any of the following events:

(a)	At the option of either Party, if the other Party shall fail to perform in any material respect a material term, condition or obligation under this Agreement and that failure is not cured within thirty (30) days after written notice of the failure by the terminating Party is received by the other Party;

(b)	At the option of either Party, if the other Patty made any material misrepresentation during the negotiation of this Agreement, or in any document or other disclosure or representation required under this Agreement;

(c)	At the option of VICAL, after the end of the third License Year, upon ninety (90) days prior written notice. The License maintenance fee due for the License Year in which the Agreement is terminated under this Section 4.2(c) is non-refundable, and all other payments shall be due and payable on the thirtieth (30) day after termination (120 days following the written notice), if not otherwise due earlier pursuant to the terms of this Agreement;

(d)	Immediately and without any notice or other act by COH, if VICAL seeks to dissolve, liquidate its assets, or windup its business; or if VICAL ceases to do business in the ordinary course;

(e)	Immediately and without any notice or other act by COH, if VICAL shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now in effect, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property;

(f)	Immediately and without any notice or other act by COH, if an involuntary case or other proceeding shall be commenced against VICAL seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case remains unstayed and in effect for more than sixty (60) days; or

(g)	Immediately and without any notice or other act by COH, if VICAL has not yet provided COH with written notice by the end of the fourth License Year that VICAL is actively engaged in a clinical trial involving a Licensed Product.

4.3	Duties Upon Termination. Upon the termination of this Agreement, VICAL shall immediately cease to make, have made, offer to sell, sell, use, or import Licensed Products. VICAL shall pay to COH, within thirty (30) days of termination, all royalties, fees, and other payments accrued under this Agreement. Any cause of action, claim or liability of COH or VICAL accrued or to accrue due to any breach, omission, obligation or other duty owed to the other Party shall survive termination.

5.	REPRESENTATIONS AND WARRANTIES

COH and VICAL each hereby represents and warrants to the other Party that: (1) it is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (2) it has the right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereunder; (3) this Agreement is a legal, valid and binding agreement of the Party and enforceable against it; (4) the execution and delivery of this Agreement will not breach any governing instrument or agreement of the Party or, to each Party’s knowledge, any statute, regulation or any other restriction upon the Party; and, (5) it has secured all requisite authorizations and approvals necessary to the execution, delivery and performance of this Agreement.

VICAL further represents that it has the ability, desire and intent to exploit the Patent Rights into commercial products consistent with sound and reasonable business practices and judgment.

6.	LIMITATIONS ON WARRANTIES AND REMEDIES

6.1	EXCEPT AS EXPRESSLY SET FORTH IN RECITAL A AND SECTION 5, COH MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO: (i) ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OR (ii) ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE VALIDITY, SCOPE, OR OWNERSHIP OF THE PATENT RIGHTS.

6.2

COH MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE LICENSED PRODUCTS OR THE INFRINGEMENT BY THE SAME OF ANY PATENT, COPYRIGHT, OR OTHER PROPRIETARY RIGHT, OR ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE ABSENCE OF ANY DEFECT IN THE LICENSED

PRODUCTS OR PATENT RIGHTS. VICAL IS AWARE THAT IN ORDER TO PRACTICE ANY OR ALL OF THE PATENT RIGHTS, IT MAY BE NECESSARY TO OBTAIN ADDITIONAL LICENSES TO OTHER PATENTS OR INTELLECTUAL PROPERTY.

6.3	VICAL SHALL NOT MAKE ANY REPRESENTATION OR WARRANTY TO THIRD PARTIES CONTRARY TO THE LIMITATIONS ON WARRANTIES AND REPRESENTATIONS GIVEN BY COH.

6.4	VICAL HAS HAD THE OPPORTUNITY TO REVIEW OR HAS REVIEWED THE PATENT RIGHTS TO VERIFY THE SUITABILITY OF THE PATENT RIGHTS FOR VICAL’S INTENDED PURPOSE AND IS NOT RELYING ON ANY STATEMENTS OF COH WITH RESPECT TO THE FOREGOING.

6.5	IN NO EVENT SHALL COH BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, INCLUDING, BUT NOT LIMITED TO, ANY LOST PROFITS OR OPPORTUNITES, ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT, EVEN IF COH HAS BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES. IN NO EVENT SHALL COH’S LIABILITY TO VICAL UNDER OR RELATING TO THIS AGREEMENT (WHETHER IN TORT, CONTRACT, QUANTUM MERUIT, OR OTHERWISE) EXCEED THE AMOUNT ACTUALLY RECEIVED BY COH FROM VICAL PURSUANT TO THIS AGREEMENT. IN NO EVENT SHALL COH BE LIABLE TO VICAL FOR ANY DAMAGES ARISING OUT OF, RELATED TO, OR IN CONNECTION WITH THE MANUFACTURE, SALE, USE, OFFER FOR SALE, OR IMPORTATION OF LICENSED PRODUCTS OR EXPLOITATION OF THE PATENT RIGHTS.

6.6	THE LIMITATIONS SET FORTH ABOVE IN THIS SECTION 6 SHALL SURVIVE ANY EXPIRATION OR TERMINATION OF THIS AGREEMENT FOR ANY REASON.

7.	PATENT PROSECUTION

7.1	Patent Prosecution. COH and VICAL shall cooperate to determine which additional patent applications should be filed and/or prosecuted to protect and exploit the Patent Rights (the “Agreed Patents/Applications”). COH shall, at VICAL’s expense, file, prosecute and maintain the Agreed Patents/Applications that include claims in the Field, including arranging for payment of renewal and maintenance fees. COH also shall, at VICAL’s expense, defend or prosecute any reexamination, protest, interference, opposition or other proceedings in the United States Patent and Trademark Office or foreign patent offices regarding any Agreed Patents/Applications or any patents issuing therefrom. COH shall be entitled to use counsel of its choice for the above activities subject to the approval of VICAL, which will not be unreasonably withheld. COH shall consult with VICAL regarding major decisions in the course of any of the above activities (e.g., election to abandon an application, take an appeal, copy claims to initiate an interference). In furtherance of such consultation COH will provide VICAL with copies of relevant documentation for review by VICAL in a reasonable time after COH’s receipt of those documents. Notwithstanding such consultation, COH shall have sole and final discretion with respect to the activities provided for in this section.

7.2	Reimbursement of Future Expense. COH shall invoice VICAL for COH’s reasonable and documented expenses, including attorneys’ fees, incurred after the Effective Date in connection with any of the activities specified in Section 7.1, above. VICAL shall pay all such invoices within thirty (30) days of receipt thereof.

7.3	Surrender of Patent Rights. VICAL may elect to surrender its license under the Patent Rights with respect to any foreign country or countries upon sixty (60) days written notice to COH. If VICAL makes such an election, then VICAL’s license under Section 2.1 shall terminate with respect to those countries, the definitions of Patent Rights in Section 1.10 and Territory in Section 1.12 shall be deemed to exclude those countries, and VICAL shall have no further obligation to reimburse COH for any activities under Section 7.1 related solely to patents or patent applications in those countries; provided, however, that VICAL shall not be relieved from responsibility to reimburse COH for any expenses incurred prior to the expiration of the sixty (60)-day notice period (or such longer period specified in VICAL’s notice).

7.4	Cooperation. VICAL shall cooperate fully in the activities described in Section 7.1, above, and shall execute and deliver such documents and take such other actions as COH reasonably may request in connection therewith. VICAL shall provide COH prompt notice of all matters that come to its attention that may affect these activities.

8.	DEFENSE OF TECHNOLOGY

8.1	Notice of Suspected Infringement. In the event either Party discovers or becomes aware of any suspected infringement of the Patent Rights in the Field in the Territory, that Party promptly shall notify the other Party in writing of the details of the suspected infringement, including the identity of the suspected infringing party. For so long as VICAL’s right and license pursuant to Section 2.1 is exclusive, VICAL shall offer the suspected infringing party a sublicense in accordance with Section 2.3 or otherwise seek to abate the suspected infringement.

8.2	Abatement of Suspected Infringement by VICAL. If the suspected infringing party does not accept the sublicense offered in accordance with Section 8.1 or does not otherwise cease the suspected infringement, VICAL and COH shall confer to determine whether the suspected infringement is substantial and the potential cost and predicted outcome of an infringement action against the suspected infringing party would be favorable to COH and VICAL. If COH and VICAL agree that it would be favorable, then VICAL, at its sole cost and expense and with jointly agreed-to counsel, may commence an infringement action against the suspected infringing party. COH shall cooperate reasonably in any such infringement action, including, if requested by VICAL, joining the action, all at VICAL’s expense. COH shall have the right at all times to participate fully in any such action, including through use of its own independent counsel, provided that COH shall be responsible for the expense of its independent counsel. Any judgment, damages, settlement or award that results from any such action shall be allocated first to VICAL to the extent of actual documented unreimbursed costs incurred in connection with the action, then to COH to the extent of actual documented unreimbursed costs incurred (including costs for independent counsel, if any), and the remainder to be allocated […***…] to COH and […***…] to VICAL.

8.3

Action by COH. If VICAL fails within six (6) months following the initial discovery of a suspected infringement to grant a sublicense, initiate an infringement action, or otherwise abate the suspected infringement, and COH continues to believe in its reasonable business judgment that the

***Confidential Treatment Requested

suspected infringement is substantial and the potential cost and predicted outcome of an infringement action against the suspected infringing party would be favorable, then: (i) the rights granted by COH to VICAL under Section 2.1 shall, at COH’s option, become non-exclusive in the manner provided in Section 2.2(e) above; and (ii) COH may, at its sole option, commence an infringement action against the suspected infringing party in COH’s name and at COH’s expense, and VICAL shall cooperate reasonably in any such action (at VICAL’s expense). Any judgment, damages, settlement or award which results from any such action shall be allocated first to COH to the extent of the actual documented unreimbursed costs incurred in connection with the action, then to VICAL to the extent of actual documented unreimbursed costs incurred, and the remainder to be allocated one hundred percent (100%) to COH. The right granted to COH under (i), above, to make the license grant hereunder non-exclusive, shall apply only if either (a) Vical is commercially manufacturing, commercially marketing, commercially exporting, or offering for sale commercially a Licensed Product or (b) the suspected infringer is commercially manufacturing, commercially marketing, commercially exporting, or offering for sale commercially a commercial product that COH believes infringes the Patent Rights.

8.4	Common Interest Privilege. Any communications between or among COH, VICAL and their respective counsel concerning any of the matters provided for in this Section 8 or Section 7, above, shall be treated as Confidential Information and shall not be deemed a waiver of any applicable privilege or immunity. These communications shall, to the fullest extent permitted by law, be deemed privileged communications made in furtherance of a joint prosecution or defense, or among parties having common legal interests.

9.	INDEMNIFICATION

9.1

VICAL shall at all times during the term of this Agreement and thereafter, indemnity, defend, and hold COH, its Affiliated Companies, and their trustees, directors, officers, employees and agents (“Indemnities”), harmless from and against all claims, suits, liabilities, losses, damages, proceedings, demands, expenses (including reasonable legal expenses and reasonable attorneys’ fees) and costs (“Claims”), related in any way to the exercise by VICAL of any rights granted under this Agreement, including but not limited to the production, manufacture, sales, use, consumption, importation, promotion, distribution, advertisement or other application of a

Licensed Product by VICAL, an Affiliated Company, a sublicensee, or a customer of any of them. VICAL shall not be obligated, however, to indemnify Indemnitees for that portion of any Claim determined to arise directly from the gross negligence or a willful act or omission by COH, or a breach of any warranty set forth in Section 5 by COH.

9.2	COH shall notify VI CAL promptly of any Claim for which indemnification is sought, and cooperate reasonably with VICAL, at the expense of VICAL, in the defense and settlement of that Claim. VICAL, in settling any Claim, shall not make any admission of fault or impose any obligation on COH, without the prior written consent of COH.

10.	INSURANCE

VICAL shall obtain and maintain, during the term of this Agreement (and covering claims made for a period of three (3) years thereafter), Comprehensive General Liability Insurance, including Products Liability Insurance, with a reputable, secure insurance carrier(s) in the amount of at least […***…] per occurrence to cover acts or omissions concerning the production, manufacture, sale, use, importation, consumption, promotion, distribution, advertisement or other application of Licensed Products by VICAL or anyone acting under its permission, and to cover VICAL’s indemnification obligations set forth in Section 9, above.

11.	NOTICE

Any notice or other communication required or permitted shall be in writing and shall be deemed to have been received on the delivery date if personally delivered, sent by overnight courier, or sent by facsimile; or, if mailed, seventy-two (72) hours after having been placed in the United States mail, registered or certified, postage prepaid, addressed to the Party to whom it is directed at the address set forth below:

If to COH:

City of Hope

1500 East Duarte Road

Duarte, CA 91010-3000

***Confidential Treatment Requested

Attention: Sr. Vice President for Technology Development

Facsimile: […***…]

With a copy to:

City of Hope

Office of General Counsel

1500 East Duarte Road

Duarte, CA 91010-3000

Facsimile: […***…]

If to VICAL:

Vical, Incorporated

9373 Towne Centre Drive,

Suite 100 San Diego, CA 92121-3088

Attention: Executive Director, Business Development &

                 Technology Assessment

Facsimile: […***…]

With a copy to:

[…***…]

Cooley Godward, LLP 4401

Eastgate Mall San Diego, CA 92121-1909

Tel: […***…]

Facsimile: […***…]

Either Party may change the address to which notices are to be addressed by giving the other Party written notice in the manner described in this Section 11.

12.	GOVERNING LAW AND JURISDICTION

The validity, construction, and interpretation of this Agreement shall be governed in all respects by, and the Agreement shall be construed in accordance with, the laws of the State of California, exclusive of choice of law principles. Each party consents to service of process in any action or

***Confidential Treatment Requested

proceeding by mailing a copy of such process by United States mail, registered or certified, postage prepaid, return receipt requested, to the addresses listed in Section 11. Unless otherwise agreed to by the Parties, all disputes, claims or proceedings between the Parties arising under this Agreement shall be brought to trial or other adjudication in the state or federal courts sitting in Los Angeles County, California, except for disputes, claims or proceedings that are within the exclusive jurisdiction of the Federal Circuit. Subject to any right of appeal, both Parties agree that any judgement rendered shall be conclusive, binding, and enforceable by any court of competent jurisdiction. In the event of litigation or other proceedings arising out of or relating to this Agreement (including proceedings in bankruptcy), the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and expenses of litigation.

13.	FORCE MAJEURE

Except for the obligation to pay royalties and other sums under this Agreement, neither VICAL nor COH shall be liable for non-performance caused by any circumstance beyond its reasonable control, including, without limitation, the following: war, floods, earthquakes, other acts of God, industrial disputes, civil disobedience, strikes, fire, mobilization, changes in governmental regulation or interpretation, requisition, embargo, restriction and shortage of transport facilities, fuel, energy or supplies. Each party claiming the benefit of such an excuse agrees to notify the other Party promptly in writing of any such delay or failure in performance, and to resume performance as soon as is reasonably practicable.

14.	PUBLICATION

Neither Party shall use the name of the other Party or of any staff member or employee of the other Party in any publication or presentation which relates to the subject matter of this Agreement without the prior written consent of the other Party in each instance.

15.	RELATIONSHIP OF THE PARTIES

The relationship between the Parties under this Agreement is that of licensee and licensor. Neither Party shall have any right or authority whatsoever to assume or to create any obligation or responsibility of the other Party or to bind the other Party in any manner.

16.	SEVERABLE PROVISIONS

The provisions of this Agreement are severable and if anyone or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

17.	CONFIDENTIAL INFORMATION

The Parties agree to hold in confidence any Confidential Information disclosed by the other Party hereunder, and not to disclose any Confidential Information to any third party without the express written consent of the other Party, provided that either Party may disclose such information, in confidence, to its attorneys, auditors and professional advisors with a need to know, or to a court or tribunal as necessary to enforce this Agreement. The Parties shall use the same degree of care in protecting Confidential Information as each uses for its own information of like importance, but not less than a reasonable degree of care. Each Party will use Confidential Information only for purposes of furthering the purposes of this Agreement. With respect to any Confidential Information that is revealed by a Party to the other Party, this confidentiality requirement will remain in force for a period of five (5) years following the date the Confidential Information is revealed, except that the terms of this Agreement and the amount of any payments hereunder shall remain confidential throughout the Term of this Agreement, except as expressly provided herein.

18.	ASSIGNMENT

VICAL shall not assign or transfer in any manner (including operation or law) this Agreement, nor any of its rights, obligations, or duties, without the prior written consent of COH, which consent COH may withhold in its sole discretion. Provided, however, VICAL may assign its rights under this agreement to a party that acquires all or substantially all of the assets of VICAL.

19.	HEADINGS

Section and subsection headings are not to be considered part of this Agreement and are included solely for convenience and reference and in no way define, limit, or describe the scope of this Agreement or the intent of any provision.

20.	NO CONSTRUCTION AGAINST DRAFTER

No provision of the Agreement, or any document delivered pursuant to the Agreement, shall be construed against any party, merely because that party drafted that provision or document.

21.	PATENT MARKING

VICAL shall mark all Licensed Products, or their containers or manuals, in accordance with all applicable United States patent marking laws and laws of any foreign country where Licensed Products are sold.

22.	EXPORT

VICAL shall be responsible for compliance with all export control regulations and obtaining any necessary licenses prior to the exportation of Licensed Products or technical information relating to Licensed Products.

23.	ENTIRE AGREEMENT

This Agreement embodies and sets forth the entire agreement and understanding of the Parties and supersedes all prior oral and written agreements, understandings or arrangements relating to the subject matter of this Agreement. Neither Patty shall be entitled to rely on any agreement, understanding or arrangement that is not expressly set forth in this Agreement. This Agreement shall not be amended, modified, varied or supplemented except in writing signed by duly authorized representatives of the Parties.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date and year first set forth above.

VICAL, INCORPORATED		CITY OF HOPE

By:	/s/ VIJAY B. SAMANT	By:	/s/ LARRY A. COUTURE, PH.D.

	Vijay B. Samant		Larry A. Couture, Ph.D.
	President and CEO		Sr. Vice President for Technology Development
	Date: February 3, 2003		Date: February 3, 2003